                                                                    EXHIBIT 3

                        VOTING AGREEMENT, dated as of July 30, 1997 (this "Agreement"), among SAFETY 1ST, INC., a Massachusetts Corporation (the "Company"), MICHAEL LERNER
                        ("Lerner"), MICHAEL S. BERNSTEIN ("Bernstein", and together with Lerner, the "Stockholders"), BT CAPITAL PARTNERS, INC. ("BT") and BEAR, STEARNS & CO.
                        INC. ("BS") (each, an "Investor," and collectively, the "Investors").

         As of the date hereof each Stockholder owns (either beneficially or of record) the number of shares of Common Stock, par value $.01 per share (the "Safety 1st Stock"), of the Company set forth opposite such Stockholder's name on Exhibit A hereto (all such shares and any shares hereafter acquired by the Stockholders prior to the termination of this Agreement including shares of Safety 1st Stock, and shares of Safety 1st Stock obtained by a Stockholder upon the exercise, exchange or conversion of any option, warrant or other security, being referred to herein as the "Shares").

         Pursuant to the Stock and Warrant Purchase Agreement dated as of the date hereof, among the Company and the Investors (the "Purchase Agreement"), the Company is issuing and the Investors are purchasing Preferred Stock and Warrants for an aggregate purchase price of $15,000,000. In order to induce the Investors to enter into the Stock and Warrant Purchase Agreement and consummate the transactions contemplated thereby, the Company has requested that each Stockholder agree, and each Stockholder has agreed, to grant the Company irrevocable proxies to vote his Shares in favor of appointing one Director designated by each of the Investors to the Board of Directors of the Company (the "Board") on the terms and conditions set forth in this Agreement.

         ACCORDINGLY, in consideration of the promises and of the mutual agreements and covenants set forth herein and in the Stock and Warrant Purchase Agreement, the parties hereto agree as follows:

                                      ARTICLE I

                  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         Each Stockholder, severally and not jointly, hereby represents and warrants to the Investors, as follows:

1.1.     Due Authority.

         (a) Such Stockholder has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in proceeding in equity or at law).

         (b) There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         (c) If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

1.2.     No Conflict; Consents.

         (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of the transaction contemplated by this Agreement by such Stockholder and the compliance by such Stockholder with any provisions hereof shall not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which such Stockholders assets are bound or affected, (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of such Stockholder's assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or such Stockholder's assets are bound or affected or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

         (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect.

1.3.     Title to Shares.

         (a) Such Stockholder is the record or beneficial owner of his Shares free and clear of any proxy or voting restriction other than pursuant to this Agreement. The Shares set forth opposite such Stockholder's name on Exhibit A hereto constitute all of the shares of Safety 1st Stock owned of record or beneficially by such Stockholder.

         (b) Except as noted on Exhibit A, such Stockholder has sole power of disposition with respect to all the Shares set forth opposite such Stockholder's name on Exhibit A hereto and the sole voting power with respect to the matters set forth in Article II hereof and the sole power to demand dissenter's or appraisal rights, in each case with respect to all of the Shares set forth opposite such Stockholder's name on Exhibit A hereto, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

1.4.     No Encumbrances.

         Except as noted on Exhibit A, such Stockholder's Shares and the certificates representing such Shares are now and at all times during the Term will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever except for any such encumbrances or proxies arising hereunder, provided that nothing herein shall prevent the bona fide pledge of such Stockholder's Shares, so long as the pledgee thereof (except in the case of the pledges referred to on Exhibit A) agrees to be subject to the terms hereof or such other agreement with provisions reasonably acceptable to the Investors that provide for the proxy agreement to remain in full force and effect.

1.5.     Acknowledgment of Reliance.

         Such Stockholder understands and acknowledges that the Investors are entering into the Stock and Warrant Purchase Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

                                      ARTICLE II

                                   VOTING OF SHARES

2.1.     Voting of Shares; Further Assurances.

         (a) Each Stockholder (which term under this Section 2.1 shall be deemed to include each of the Investors), with respect to those Shares that such Stockholder owns of record, does hereby, during and for the Term, agree to vote (except as noted on Exhibit A) each of such Shares at every annual, special or adjourned meeting of the stockholders of the Company to authorize the Company to take all actions necessary to cause the Company to be managed at all times by a Board which shall be comprised (x) so long as BT owns at least 5% of the 10,155,626 Common Equivalents (as hereinafter defined) which are outstanding on the date hereof (comprised of 7,187,288 shares of issued and outstanding shares of Common Stock, 1,699,993 shares of Common Stock issuable pursuant to outstanding options granted pursuant to the Stock Option Plans (as defined in the Purchase Agreement) and out of plan grants and 1,268,345 shares of Common Stock issuable pursuant to the Warrants (as defined in the Purchase Agreement) as the same may be adjusted by stock splits, consolidations, reclassifications, reorganizations or like adjustments; provided, that for the purpose of calculating the foregoing percentage of Common Equivalents there shall be excluded any changes in the number of Common Equivalents outstanding and the number of Common Equivalents owned by the Investors resulting from any adjustments made pursuant to Sections 4(c) or (d) of the Warrants), of one Director designated by BT, and
(y) so long as BS owns at least 5% of the 10,155,626 Common Equivalents (as hereinafter defined) which are outstanding on the date hereof (comprised of 7,187,288 shares of issued and outstanding shares of Common Stock, 1,699,993 shares of Common Stock issuable pursuant to outstanding options granted pursuant to the Stock Option Plans (as defined in the Purchase Agreement) and out of plan grants and 1,268,345 shares of Common Stock issuable pursuant to the Warrants (as defined in the Purchase Agreement) as the same may be adjusted by stock splits, consolidations, reclassifications, reorganizations or like adjustments; provided, that for the purpose of calculating the foregoing percentage of Common Equivalents there shall be excluded any changes in the number of Common Equivalents outstanding and the number of Common Equivalents owned by the Investors resulting from any adjustments made pursuant to Sections 4(c) or (d) of the Warrants), of one Director designated by BS. In this Section 2.1 (a) the term "Common Equivalents" shall mean a share of Common Stock or the right to acquire a share of Common Stock pursuant to a Warrant or Stock Option Plans and out of plan stock option grants.

         (b) For the purposes of this Agreement, "Term" shall mean the period from the execution of this Agreement, until the earlier to occur of
(x) the date that both BT and BS cease to have the right to designate a Director under Section 2.1(a), (y) the tenth anniversary of the date hereof and (z) the occurrence of the situation described in (i) of the definition of Change of Control (as defined in the Certificate of Designation of the Company dated July 28, 1997) with respect to 51% or more of the total voting stock of the Company (and not 30%) or of the occurrence of any of the situations described in (ii) of the definition of Change of Control (as defined in the Certificate of Designation of the Company dated July 28,
1997).

           Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in the Company the power to carry out the intent and provisions of this Agreement.

2.2.     Certain Events.

         Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors or as a result of any divorce.

2.3.Company Obligation.

         The Company undertakes and agrees with each of the Investors and the Stockholders that it shall during the Term (a) use its best efforts to cause the Directors designated by BT and BS in accordance with Section 2.1(a) to be nominated to the Board, and (b) without limiting the generality of Section
2.3 (a), use its best efforts to cause that, as of the Closing (as defined in the Purchase Agreement) the original designees of BT and BS, being, respectively, James Dworkin and John Howard, shall be appointed to the Board.

2.4.Cooperation of Other Stockholders.

         Each Stockholder agrees to cooperate with the Company in all reasonable respects in complying with the terms and provisions of the letter agreement between the Company and Investor, a copy of which is attached hereto as Exhibit B, regarding small business matters (the "Small Business Sideletter"), including without limitation, voting to approve amending the Company's Articles of Organization, the Company's by-laws or this Agreement in a manner reasonably requested by Investor or any Regulated Holder (as defined in the Small Business Sideletter) entitled to make such request pursuant to the Small Business Sideletter. Anything contained in this
Section 2.4 to the contrary notwithstanding, no Stockholder shall be required under this Section 2.4 to take any action that would adversely affect in any material respect such Stockholder's rights under this Agreement or as a stockholder of the Company.

2.5.     Covenant Not to Amend.

         The Company and each Stockholder agree not to amend or waive the voting or other provisions of the Company's Articles of Organization, the Company's by-laws or this Agreement if such amendment or waiver would cause any Regulated Holder to have a Regulatory Problem (as defined in the Small Business Sideletter), provided that any such Regulated Holder notifies the Company that it would have a Regulatory Problem promptly after it has notice of such proposed amendment or waiver.

                                     ARTICLE III

                                      TRANSFERS

         On or before the expiration of the Term no Stockholder shall Transfer (as hereinafter defined) any Shares to a Person (as hereinafter defined) not already a party to this Agreement as a Stockholder unless and until such Person executes and delivers to the Company a written agreement, in form and substance reasonably acceptable to the Investors, pursuant to which such Person shall (unless he is already a Stockholder) agree to become a party to, and to be bound by and to comply with the provisions of, this Agreement in the same capacity and to the same extent as the Stockholder Transferring such Shares. Any Transfer of Shares that is not made in compliance with the provisions hereof shall be void ab initio. The foregoing provisions of this Article III shall not apply to a Transfer of Shares by a

Stockholder pursuant to Public Sale (as hereinafter defined); and with respect to a Transfer pursuant to a Public Sale, the transferee shall take the Shares free and clear of any provisions of this Agreement. In this
Article III "Person" shall be construed broadly and shall include an individual, a partnership, a Company, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof; "Public Sale" means any sale of securities of the Company to the public pursuant to an offering registered under the Securities Act of 1933, as amended, or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, as such rule may be amended from; "Transfer" shall be construed broadly and shall include any transfer (whether voluntary, involuntary or by operation of law) of securities or any interest therein, including without limitation, by way of issuance, sale, participation, pledge, gift, bequeath, intestate transfer, distribution, liquidation, merger or consolidation.

                                      ARTICLE IV

                                  GENERAL PROVISIONS

4.1.     Severability.

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent pertained by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

4.2.     Entire Agreement.

         This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

4.3.     Amendments.

         This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that Exhibit A hereto may be supplemented by the Company by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

4.4.     Assignment.

         This Agreement shall not be assigned by operation of law or otherwise; provided that this Agreement may be assigned to an affiliate of such Stockholder so long as such affiliate shall continue to be bound by the obligations hereof as a Stockholder hereunder.

4.5.     Parties in Interest.

         This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.6.     Specific Performance.

         The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction to prevent breaches of this Agreement and specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.7.     Further Assurances.

         At the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

4.8.     Governing Law; Waiver of Jury Trial.

         (a) All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether in the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts. In furtherance of the foregoing, the internal law of the Commonwealth of Massachusetts will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

         (b) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

4.9.     Counterparts.

         This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                              *     *     *     *     *

         IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

                             SAFETY 1ST, INC.



                             By:
                                 -------------------------------
                                 Name:
                                 Title:


                             BT CAPITAL PARTNERS, INC.



                             By:
                                 -------------------------------
                                 Name:
                                 Title:


                             BEAR, STEARNS & CO. INC.



                             By:
                                 -------------------------------
                                 Name:
                                 Title:



                             -----------------------------------
                             MICHAEL LERNER



                             -----------------------------------
                             MICHAEL S. BERNSTEIN

                                                                  Exhibit A


    Name and Address              Number of Shares of Safety 1st,
    of Stockholder                Inc. Owned by Stockholder
    ----------------              --------------------------------

    Michael Lerner                     2,990,667*
    c/o Safety 1st, Inc.
    210 Boylston St.
    Chestnut Hill, MA  02167

    Michael S. Bernstein                 744,901*
    c/o Safety 1st, Inc.
    210 Boylston St.
    Chestnut Hill, MA  02167

* Exceptions to Sections 1.3(b) and 1.4:

Pledge Agreement dated January 31, 1997, between Michael Lerner, as Pledgor, and Fleet National Bank, as Agent for itself, The First National Bank of Boston and USTrust, pledging 27,043 shares of Safety 1st common stock. Upon default of obligations to the Pledgee, Pledgee has the right to vote these shares.

Pledge Agreement dated January 31, 1997, between Michael Bernstein, as Pledgor, and Fleet National Bank, as Agent for itself, The First National Bank of Boston and USTrust, pledging 6,761 shares of Safety 1st common stock. Upon default of obligations to the Pledgee, Pledgee has the right to vote these shares.

                                                       EXHIBIT B

                                  July 30, 1997


Safety lst, Inc.
210 Boylston St.
Chestnut Hill, MA  02167

Ladies and Gentlemen:

         Reference is made to that certain Stock and Warrant Purchase Agreement (the "Purchase Agreement"), dated as of the date hereof, among Safety lst, Inc. (the "Company"), BT Capital Partners, Inc. ("Investor"), and the other parties identified therein, pursuant to which Investor is purchasing shares of the Company's Series A Preferred Stock and Warrants to purchase shares of the Company's Common Stock (collectively referred to herein as the "Shares").

         Investor is a Small Business Investment Company ("SBIC") licensed by the United States Small Business Administration ("SBA"). In order for Investor to acquire and hold the Shares, it must obtain from the Company certain representations and rights as set forth below. As a material inducement to Investor to enter into the Purchase Agreement and to purchase the Shares, the Company hereby makes the following representations and warranties and agrees to comply with the following covenants:

         (a)  Small Business Matters.

              (1)The Company, together with its "affiliates" (as that term is defined in Title 13, Code of Federal Regulations, Section 121.103), is a "small business concern" within the meaning of the Small Business Investment Act of 1958, as amended ("SBIA"), and the regulations thereunder, including Title 13, Code of Federal Regulations, Section 121.301(c). The information set forth in the Small Business Administration Forms 480, 652 and Parts A and B of Form 1031 regarding the Company and its affiliates, when delivered to Investor, will be accurate and complete and will be in form and substance acceptable to Investor. Copies of such forms shall be completed and executed by the Company and delivered to Investor at the closing of the sale of the Shares under the Purchase Agreement (the "Closing").

              (2)The proceeds from the sale of the Shares will be used by the Company to (1) repay in part indebtedness due and payable under the Existing Credit Agreement (as defined in the Purchase Agreement), (2) pay expenses related to the transactions contemplated by the Purchase Agreement and (3) for ongoing working capital requirements. No portion of such proceeds (i) will be used to provide capital to a corporation licensed under the Small Business Investment Act of 1958, as amended ("SBIA"), (ii) will be used to acquire farm land, (iii) will be used to fund production of a single item or defined limited number of items, generally over a defined production period, and such production will constitute the majority of the activities of the Company and its Subsidiaries (examples include motion pictures and electric generating plants), or (iv) will be used for any purpose contrary to the public interest (including, but not limited to, activities which are in violation of law) or inconsistent with free competitive enterprise, in each case, within the meaning of 13 C.F.R. Section 107.720.

              (3)Neither the Company's nor any of its Subsidiaries' primary business activity involves, directly or indirectly, providing funds to others, the purchase or discounting of debt obligations, factoring or long-term leasing of equipment with no provision for maintenance or repair, and neither the Company nor any of its Subsidiaries is classified under Major Group 65 (Real Estate) of the SIC Manual. The assets of the business of the Company and its Subsidiaries (the "Business") will not be reduced or consumed, generally without replacement, as the life of the Business progresses, and the nature of the

Business does not require that a stream of cash payments be made to the Business's financing sources, on a basis associated with the continuing sale of assets (examples of such businesses would include real estate development projects and oil and gas wells). (See 13 CFR Section 107.720)

              (4)The proceeds from the sale of the Shares will not be used substantially for a foreign operation; and at Closing or within one year thereafter, no more than 49 percent of the employees or tangible assets of the Company and its Subsidiaries will be located outside the United States (unless the Company can show, to SBA's satisfaction, that the proceeds from the sale of the Shares will be used for a specific domestic purpose). This subsection (d) does not prohibit such proceeds from being used to acquire foreign materials and equipment or foreign property rights for use or sale in the United States.

              (5)To the best knowledge of the Company, each SBIC that owns any Securities issued by the Company, together with a description of the kinds and amounts of Securities held, are listed on Schedule I hereto. Without the Investor's consent, the Company will not issue Securities to any SBIC in the future if such issuance would cause Investor to be deemed to be a member of an "Investor Group" in "Control" of the Company (as such terms are defined in 13 CFR Section 107.865).

         (b)  Small Business Matters.

              (1)Regulatory Compliance Cooperation.

                   a)In the event that Investor determines that it has a Regulatory Problem, the Company agrees to take all such actions as are reasonably requested by Investor in order (A) to effectuate and facilitate any transfer by Investor of any Securities of the Company then held by Investor to any Person designated by Investor, (B) to permit Investor (or any of its Affiliates) to exchange all or any portion of the voting Securities then held by such Person on a share-for-share basis for shares of a class of non-voting Securities of the Company, which non-voting Securities shall be identical in all respects to such voting Securities, except that such new Securities shall be non-voting and shall be convertible into voting Securities on such terms as are requested by Investor in light of regulatory considerations then prevailing, and (C) to continue and preserve the respective allocation of the voting interests with respect to the Company arising out of Investor's ownership of voting Securities and/or provided for in the Voting Agreement before the transfers and amendments referred to above (including entering into such additional agreements as are requested by Investor to permit any Person(s) designated by Investor to exercise any voting power which is relinquished by Investor upon any exchange of voting Securities for nonvoting Securities of the Company); and the Company shall enter into such additional agreements, adopt such amendments to this Agreement, the Company's Articles of Organization and the Company's By-laws and other relevant agreements and taking such additional actions, in each case as are reasonably requested by Investor in order to effectuate the intent of the foregoing. If Investor elects to transfer Securities of the Company to a Regulated Holder in order to avoid a Regulatory Problem, the Company shall enter into such agreements with such Regulated Holder as it may reasonably request in order to assist such Regulated Holder in complying with applicable laws, and regulations to which it is subject. Such agreements may include restrictions on the redemption, repurchase or retirement of Securities of the Company that would result or be reasonably expected to result in such Regulated Holder holding more voting securities or total securities (equity and debt) than it is permitted to hold under such laws and regulations.

                   b)In the event Investor has the right to acquire any of the Company's Securities from the Company or any other Person (as the result of a preemptive offer, pro rata offer or otherwise), at Investor's request the Company will offer to sell to Investor non-voting Securities (or, if the Company is not the proposed seller, will arrange for the exchange of any voting securities for non-voting securities immediately prior to or simultaneous with such sale) on the same terms as would have existed had Investor acquired the Securities so offered and immediately requested their exchange for non-voting Securities pursuant to subsection (i) above.

                   c)In the event that any Affiliate of the Company ever offers to issue any of its Securities to Investor, then the Company will cause such Affiliate to enter into agreements with Investor substantially similar to this Section 2(a) and Section 2(b) below.

                   d)In the event that the Company is required to authorize a class of non-voting Securities in order to comply with the foregoing provisions if the Investor has a Regulatory Problem, Investor agrees to take all such actions as are reasonably requested by the Company in order (A) to provide the Company with a sufficient period of time as is reasonably necessary to create such class of non-voting Securities and (B) to reimburse the Company all its reasonable expenses in order to create a class of non-voting Securities.

              (2)Information Rights and Related Covenants.

                   a)Promptly after the end of each fiscal year (but in any event prior to February 28 of each year), the Company shall provide to Investor a written assessment, in form and substance reasonably satisfactory to Investor, of the economic impact of Investor's financing hereunder, specifying the full-time equivalent jobs created or retained, the impact of the financing on the consolidated revenues and profits of the Business and on taxes paid by the Business and its employees (See 13 CFR Section
107.630(e)).

                   b)Upon the request of Investor or any of their Affiliates, the Company will (A) provide to such Person such financial statements and other information as such Person may from time to time reasonably request for the purpose of assessing the Company's financial condition and (B) furnish to such Person all information reasonably requested by it in order for it to prepare and file SBA Form 468 and any other information reasonably requested or required by any governmental agency asserting jurisdiction over such Person.

                   c)For a period of one year following the date hereof, neither the Company nor any of its Subsidiaries will change its business activity if such change would render the Company ineligible to receive financial assistance from an SBIC under the SBIA and the regulations thereunder (within the meanings of 13 CFR Sections 107.720 and 107.760(b)).

                   d)The Company will at all times comply with the non-discrimination requirements of 13 C.F.R., Parts 112, 113 and 117.

         (c) Stockholder Cooperation. The Company shall use its best efforts to cause the provisions attached hereto as Exhibit A to be included in the Voting Agreement.

         (d)    Definitions.

              "Affiliate" means, with respect to any Person, (i) a director, officer or stockholder of such Person, (ii) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

              "Control" means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

              "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

              "Regulated Holder" means any holder of the Company's Securities that is (or that is a subsidiary of a bank holding company that is) subject to the various provisions of Regulation Y of the Board of Governors of the Federal Reserve Systems, 12 C.F.R., Part 225 (or any successor to Regulation
Y).

              "Regulatory Problem" means (i) any set of facts or circumstances wherein it has been asserted by any governmental regulatory agency (or Investor believes that there is a significant risk of such assertion) that such Person (or any bank holding company that controls such Person) is not entitled to hold, or exercise any material right with respect to, all or any portion of the Securities of the Company which such Person holds or (ii) when such Person and its Affiliates would own, control or have power (including voting rights) over a greater quantity of Securities of the Company than is permitted under any law or regulation or any requirement of any governmental authority applicable to such Person or to which such Person is subject.

              "Securities" means, with respect to any Person, such Person's capital stock or any options, warrants or other Securities which are directly or indirectly convertible into, or exercisable or exchangeable for, such Person's capital stock (whether or not such derivative Securities are issued by the Company). Whenever a reference herein to Securities refers to any derivative Securities, the rights of Investor shall apply to such derivative Securities and all underlying Securities directly or indirectly issuable upon conversion, exchange or exercise of such derivative Securities.

              "Subsidiary" means, with respect to any Person, any other Person of which the securities having a majority of the ordinary voting power in electing the board of directors (or other governing body), at the time as of which any determination is being made, are owned by such first Person either directly or through one or more of its Subsidiaries.

              "Voting Agreement" means the Voting Agreement to be entered into on the date of the Closing among the Company and certain shareholders of the Company.

                              *     *     *     *     *

         Please indicate your acceptance of the terms of this letter agreement by returning a signed copy to the undersigned.

                               BT Capital Partners, Inc.



                             By:  ___________________________
                                  Name:
                                  Title:


Agreed as of the date
first set forth above:

Safety lst, Inc.



By:____________________________
   Name:
   Title:

                                                        Schedule I




SBIC                                             Securities
----                                            ------------

BT Capital Partners, Inc.                        The Shares

                                                                  EXHIBIT A

                        INSERT INTO VOTING AGREEMENT


         SECTION __.     Regulatory Matters.


         (1) Cooperation of Other Stockholders. Each Stockholder agrees to cooperate with the Company in all reasonable respects in complying with the terms and provisions of the letter agreement between the Company and Investor, a copy of which is attached hereto as Exhibit __, regarding small business matters (the "Small Business Sideletter"), including without limitation, voting to approve amending the Company's Certificate of Incorporation, the Company's by-laws or this Agreement in a manner reasonably requested by Investor or any Regulated Holder (as defined in the Small Business Sideletter) entitled to make such request pursuant to the Small Business Sideletter. Anything contained in this Section __ to the contrary notwithstanding, no Stockholder shall be required under this Section __ to take any action that would adversely affect in any material respect such Stockholder's rights under this Agreement or as a stockholder of the Company.

         (2) Covenant Not to Amend. The Company and each Stockholder agree not to amend or waive the voting or other provisions of the Company's Articles of Organization, the Company's by-laws or this Agreement if such amendment or waiver would cause any Regulated Holder to have a Regulatory Problem (as defined in the Small Business Sideletter), provided that any such Stockholder notifies the Company that it would have a Regulatory Problem promptly after it has notice of such amendment or waiver.



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